CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkenson Inc.
(310) 279-5980

Hansen Receives Anticipated Letter from Nasdaq Regarding Form 10-K Filing

Corona, Ca—March 8, 2007—Hansen Natural Corporation (NASDAQ:HANS) announced today that it received an additional Nasdaq Staff Determination letter on March 5, 2007, stating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4310(c)(14) due to the delayed filing of the Company’s Form 10-K for the fiscal year ended December 31, 2006, and that this filing delinquency serves as an additional basis for delisting the Company’s securities from The Nasdaq Capital Market.

With respect to earlier delinquencies, the Nasdaq Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing of the Company’s securities on Nasdaq, subject to certain conditions as previously disclosed in the Company’s Form 8-K filed on March 1, 2007. The Company intends to present its views with respect to this additional deficiency to the Panel by March 12, 2007.

The Company has previously announced that a special committee is undertaking an investigation of option grants. The Company intends to file its Form 10-K as soon as practicable after the completion of the investigation by the special committee.

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails,

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Hansen Natural Corporation

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apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

The press release contains forward-looking statements concerning Hansen’s plans to present its views to the Nasdaq Listing Qualifications Panel in writing and the special committee’s continuing review of Hansen’s stock option grant practices and related accounting. There can be no assurance concerning the outcomes of the hearing request or the special committee’s review. Forward-looking statements are made as of the date of this press release and, except as required by law, Hansen does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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